                                                                     Exhibit 4.8
                           FIRST AMENDMENT AGREEMENT
                           -------------------------


          THIS FIRST AMENDMENT AGREEMENT (this "Agreement"), dated as of May 10,
                                                ---------
1996, is among CORPORATE EXPRESS, INC., the Lenders listed on the signature pages hereto, and BANK OF AMERICA ILLINOIS, as the Managing Agent, the Documentation/Syndication Agent, and the Administrative Agent (in such capacity, as successor to Sanwa Business Credit Corporation);


                               W I T N E S E T H:
                               - - - - - - - - -

          WHEREAS, the parties hereto are parties to the Credit Agreement dated as of February 28, 1994, as previously amended by the Joinder Agreement dated as of April 6, 1994 and by the Letter Agreements dated as of April 21, 1994, May 31, 1994, July 19, 1994, December 19, 1994 and February 3, 1995 (the "Credit
                                                                      ------
Agreement");
- ---------

          WHEREAS, the parties hereto wish to amend the Credit Agreement as hereinafter set forth;

          NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual agreements herein contained, hereby agree as follows:

          SECTION 1 CREDIT AGREEMENT DEFINITIONS. Capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning when used herein unless otherwise defined herein.

          SECTION 2 AMENDMENTS TO CREDIT AGREEMENT. Effective on (and subject to the occurrence of) the First Amendment Effective Date (as defined below), the Credit Agreement shall be amended as follows:

          2.1  Borrowing Base.  The following clauses shall be added at the end
               --------------
of the definition of Borrowing Base in Section 1 of the Credit Agreement:
                                       ---------

          "; minus (f) the unpaid purchase price (excluding any part of the unpaid purchase price that is held in escrow or that represents a hold back relating to adjustments in the purchase price) of all Permitted Acquisitions for which a portion of the purchase price has been paid until such purchase price is paid or a Borrowing is made the proceeds of which shall be used to pay such purchase price; provided, however, until such
                                               --------  -------
     time as the Administrative Agent completes an audit of the Company's and its Subsidiaries' records, at the expense of the Company, with respect to matters relating to the Borrowing Base, the Borrowing Base shall not exceed $200,000,000 (it being understood that such audit may affect the amount of the Borrowing Base)."

     2.2  Definition of Capital Stock.  The following definition of Capital
          ---------------------------
Stock shall be inserted in proper alphabetical order in Section 1 of the Credit
Agreement:

     "Capital Stock of any person means any and all shares, interests,
      -------------
     participations or other equivalents (however designated) of such Person's capital stock."

     2.3  Definition of Equity Infusion.  The definition of Equity Infusion in
          -----------------------------
Section 1 of the Credit Agreement shall be amended to read as follows:

          "Equity Infusion means an increase in the capital of the Company
           ---------------
     pursuant either to a capital contribution from stockholders or the issuance of additional stock; provided, however, Equity Infusion
                          --------  -------
     shall not include (a) the first $40,000,000 of proceeds of the Initial Equity Offering, (b) any proceeds of any stock offering which are applied to repayment of the Subordinated Debt under the Subordinated Indenture or
     (c) any Net Cash Proceeds which reduce the Revolving Commitment pursuant to
     Section 6.1.2."
     -------------

     2.4  Definition of First Amendment Effective Date.  The following
          --------------------------------------------
definition of First Amendment Effective Date shall be inserted in Section 1 of the Credit Agreement:

          "First Amendment Effective Date means the date on which the amendments
           ------------------------------
     provided for in the First Amendment Agreement, dated as of May 10, 1996, among the Company, the Lenders and the Agents became effective pursuant to the terms thereof."

     2.5  Margin.  The definition of Margin in Section 1 of the Credit Agreement
          ------
shall be amended to read as follows:

          "Margin means
           ------

          (a) at any time the sum of outstanding Revolving Loans plus the
     Stated Amount of issued Letters of Credit and reimbursement obligations with respect to Letters of Credit (collectively, "Total Outstandings") is
                                                       ------------------
     equal to or less than $180,000,000, (i) 0% in the case of any Floating Rate Revolving Loan, and (ii) 1.25% in the case of any Eurodollar Revolving Loan, and

          (b) at any time Total Outstandings is greater than $180,000,000, (i) 0.25% in the case of any Floating Rate Revolving Loan, and (ii) 1.50% in the case of any Eurodollar Revolving Loan;

     provided that on and after August 11, 1996 the percentage that would
     --------
     otherwise be applicable pursuant to the foregoing clauses (a) and (b) shall
                                                       -----------     ---
     be increased by 0.5%; and

     provided, further, on and after September 10, 1996, the Margin shall be the
     --------  -------
     rate per annum set forth below for the applicable type of Loan opposite the applicable level determined in accordance with the most recent Fiscal Quarter for which the financial statements for such Fiscal Quarter have been delivered:

                                    Margin for
                                     Floating          Margin for
                                       Rate            Eurodollar
                                     Revolving          Revolving
             Level                     Loans              Loans
             -----------            -----------        -----------

             LEVEL I                      0.50%              2.00%
             LEVEL II                     0.75%              2.25%
             LEVEL III                    1.00%              2.50%


     The Margin shall thereafter be adjusted, to the extent applicable, on the earlier of (i) 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter or (ii) the date the financial statements for such period are delivered based on the Interest Coverage Ratio and the Available Borrowing Base as of the last day of such Fiscal Quarter; it being understood that, with respect to the
                             -------------------
     Margin on and after September 10, 1996, if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable,
                                      --------------    ------
     by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, the applicable Margin shall be at Level II until such financial statements are delivered (provided that if the applicable Margin is already at Level III or would have been set at Level III if at the time the Margin was last set the Margin was set pursuant to this proviso, the Margin shall remain at Level III until such financial statements are delivered). If the Margin is set pursuant to this proviso, the Margin shall decrease (i,e., move to a lower Level) if the Company satisfies both the Interest Coverage Ratio and the Available Borrowing Base for such lower Level and the Margin shall increase (i.e., move to a higher Level) at such time as the Company fails to satisfy both the Interest Coverage Ratio and Available Borrowing Base at the lower Level."


     2.6  Definition of Net Cash Proceeds.  The definition of Net Cash Proceeds
          -------------------------------
in Section 1 of the Credit Agreement shall be amended to read as follows:


     "Net Cash Proceeds  (a) means with respect to any Asset Sale, the aggregate
      -----------------
     cash proceeds (including cash proceeds received in respect of non-cash proceeds) received by the Company or any Restricted Subsidiary pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including, without limitation, sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale (other than the Loans) and (iv) any reserve for adjustment in respect of the sale price of such asset (until such amount is available to the Company or the applicable Restricted Subsidiary), (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock or options, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, and (c) with respect to the issuance of Subordinated Debt, the proceeds of such issuance net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance."

     2.7  Revolving Commitment.  The definition of Revolving Commitment in
          --------------------
Section 1 of the Credit Agreement shall be amended to read as follows:
- ---------

          "Revolving Commitment means as to any Lender the commitment of such
           --------------------
     Lender to make Revolving Loans and to issue or participate in Letters of Credit pursuant to Section 2.1.1. The amount of the Revolving Commitment
                        -------------
     of each Lender as of the First Amendment Effective Date is set forth on

     Schedule 1."
     ----------

     2.8  Commitment Fee.  Section 5.1 of the Credit Agreement shall be amended
          --------------   -----------
to read as follows:

          "5.1 Non-Use Fee. The Company agrees to pay the Administrative Agent
               -----------
     for the account of each Lender a non-use fee for the period from and including the First Amendment Effective Date to and excluding the Revolving Termination Date of (a) 0.30% per annum prior to September 10, 1996, and
     (b) 0.375% per annum on and after September 10, 1996, in each case on the daily average of the unused amount of such Lender's Revolving Commitment. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Revolving Termination Date, in each case for the period then ending for which such non-use fee shall not have been theretofore paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days."

     2.9  Letter of Credit Fees.  Section 5.2(a) of the Credit Agreement shall
          ---------------------   --------------
be amended to read as follows:

          "5.2  Letter of Credit Fees.  (a) The Company agrees to pay to the
                ---------------------
     Administrative Agent for the account of the Lenders pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount per annum of the daily average of the aggregate Stated Amount of such Letter of Credit (excluding any unreimbursed payment or disbursement thereunder) equal to (i) 1.0% with respect to commercial Letters of Credit, and (ii) 50% of the then applicable Margin for Eurodollar Revolving Loans with respect to each Non-Financial Letter of Credit and each Financial Letter of Credit."

     2.10 Reduction of Commitment.  Section  6.1.2 of the Credit Agreement is
          -----------------------   --------------
amended to read as follows:

          "6.1.2  Mandatory Reductions.  (a) The Revolving Commitments shall be
                  --------------------
     reduced, dollar for dollar, by the amount of any Revolving Loans repaid pursuant to Section 6.2.1. (b) The Revolving Commitments also shall be
                 -------------
     reduced, dollar for dollar, by the amount of any Net Cash Proceeds received by the Company or any Restricted Subsidiary in connection with the issuance of Capital Stock or Subordinated Debt; provided that the Revolving
                                            --------
     Commitments shall not be reduced pursuant to this clause (b) to an amount
                                                       ----------
     less than the result of $90,000,000 minus all reductions pursuant to the preceding sentence. All reductions of the Revolving Commitments shall be pro rata among the Lenders according to their Percentages."

     2.11 Funded Debt to Cash Flow Ratio.  Section 10.6.2 of the Credit
          ------------------------------   --------------
Agreement shall be amended to read as follows:

          "10.6.2  Funded Debt to Cash Flow Ratio.  Not Permit the Funded Debt
                   ------------------------------
     to Cash Flow Ratio to exceed 4.0 to 1.0 at any time."


     2.12  Further Assurances.  Section 10.20 of the Credit Agreement is amended
           ------------------
by adding the following paragraph at the end thereof:

     "Without limiting the generality of the forgoing the Company shall, and shall cause its Restricted Subsidiaries to, without any further request of any Agent or Lender concurrently with any Permitted Acquisition or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (a) deliver to the Administrative Agent, together with certified resolutions authorizing the same,
(i) such UCC financing statements as are necessary to perfect the security interests under the Security Agreement and the Intercompany Security Agreement except to the extent not required pursuant to Section 4.3 of the First Amendment Agreement dated as of May 10, 1996 which amends this Agreement, (ii) UCC search results for each jurisdiction for which UCC financing statements are delivered pursuant to clause (i) above showing no financing statements relating to liens
            ----------
not permitted by this Agreement unless satisfactory payoff letters and/or UCC termination statements are also delivered at such time, (iii) a Trademark Security Agreement, Copyright Security Agreement or Patent Security Agreement if any federally registered Trademark Collateral, Copyright Collateral or Patent Collateral (each as defined in the Security Agreement), respectively, is acquired, and (iv) with respect to any Permitted Acquisition after the First Amendment Effective Date a list of any deposit accounts acquired in such acquisition or which proceeds of Collateral acquired in such acquisition will be deposited together with a copy of a letter sent to the bank at which each such account is maintained directing such bank to sweep the available balance of such account to the Concentration Account on a daily basis unless a Blocked Account Agreement would not have been required for such account under Section 7.7.5, as
                                                              -------------
in effect prior to the First Amendment Effective Date, and (b) in addition, in connection with Permitted Acquisitions where a Restricted Subsidiary is created or acquired, deliver a Subsidiary Note, counterparts of the Guaranty, the Security Agreement, and the Intercompany Security Agreement to the Administrative Agent and pledge the stock of such Restricted Subsidiary pursuant to a Pledge Agreement. In addition, the Company agrees that the Administrative Agent may order, at the Company's expense, such UCC and other lien searches as the Administrative Agent deems prudent in its sole discretion to confirm its lien position against creditors of the Company and the Restricted Subsidiaries."

     2.13 Schedule 1.  Schedule 1 to the Credit Agreement shall be amended to
          ----------
read as set forth on Exhibit A hereto.
                     ---------


     2.14      Schedules to Credit Agreement.  Schedules 9.6, 9.8, 9.9, 9.15,
               -----------------------------
9.16 and 9.17 to the Credit Agreement are amended to read as set forth on

Exhibit B of hereto.
- ---------

     SECTION 3 ACQUISITIONS. Effective upon (and subject to the occurrence) the First Amendment Effective Date:

     3.1  Certain Permitted Acquisitions.  The acquisitions described on Exhibit
          ------------------------------                                 -------
C hereto (or such other acquisitions that the Company designates as being
- -
effected pursuant to this Section (the "Replacement Acquisitions"); provided
                                        ------------------------    --------
that (i) the purchase price in connection with any Replacement Acquisition shall not exceed $20,000,000 and (ii) the aggregate purchase price in connection with all Replacement Acquisitions plus the purchase price in connection with all acquisitions the Company enters into that are listed on Exhibit C (other than
                                                        ---------
the acquisition of ASAP Software Express, Inc.) shall not exceed $64,300,000, all such acquisitions including the acquisition of ASAP Software Express, Inc. being herein, the "Approved Acquisitions") shall be Permitted Acquisitions and no Event of Default shall arise under Section 10.12 of the Credit Agreement as a
                                      -------------
result thereof; provided that such acquisitions comply with clause (x) and
                --------                                    ----------
clause (y) of the proviso to clause  (b)(i)(B) of the definition of Permitted
- ----------                   -----------------
Acquisition in Section 1 of the Credit Agreement (it being agreed that, with
                                                  -- ----- ------
respect to any Approved Acquisition having a purchase price payable in installments, compliance with such clause (y) shall be determined only on the
                                   ----------
date the Revolving Loan for the first installment is borrowed and "Available Commitment" shall be determined after giving effect to such Revolving Loan and the required deduction from the Borrowing Base) and comply with Section 10.20 of the Credit Agreement, as amended.

     3.2  Additional Acquisitions.  For purposes of determining compliance with
          -----------------------
the requirements of the definition of Permitted Acquisitions for acquisitions on or after the First Amendment Effective Date, all acquisitions closed prior to the First Amendment Effective Date and all Approved Acquisitions (unless such Approved Acquisitions occurred on or after the date the notice referred to in

Section 3.3 has been delivered) shall not be included in determining compliance
- -----------
with the $30,000,000 limitation in clause (b)(i)(B) and the $20,000,000
                                   ----------------
limitation in clause (b)(ii)(B) in the definition of Permitted Acquisition in
              -----------------
Section 1 of the Credit Agreement.
- ---------

     3.3  Equity Infusions Not Previously Applied.  The Company represents and
          ---------------------------------------
warrants that the amount of Equity Infusions Not Previously Applied as of the First Amendment Effective Date is $43,700,000. Until the time at which the Company gives the Administrative Agent the notice referred to in the next sentence, such Equity Infusions Not Previously Applied may only be used for Approved Acquisitions hereto and not for any other purpose permitted under the Credit Agreement and the purchase price paid in such acquisitions shall reduce such Equity Infusions Not Previously Applied on a dollar for dollar basis. At any time after the Effective Date the Company may notify the Administrative Agent that it wishes to use remaining Equity Infusions Not Previously Applied for other purposes under the Credit Agreement; provided at such time the
                                               --------
Approved Acquisitions not already closed shall no longer be Permitted Acquisitions unless such acquisitions otherwise comply with the provisions of the definition of Permitted Acquisitions as modified by Section 3.2 hereof.
                                                        -----------

     SECTION 4 ADDITION OF RESTRICTED SUBSIDIARY; CLEANUP MATTERS; DE MINIMUS
               --------------------------------------------------------------
INVENTORY LOCATIONS; AND BLOCKED ACCOUNTS.
- -----------------------------------------

     4.1  U.S. Delivery.  At any time on or after the First Amendment Effective
          -------------
Date, U.S. Delivery Systems, Inc. may become a Restricted Subsidiary; provided
                                                                      --------
that (i) in connection therewith the Company shall comply with the provisions of
Section 10.20 of the Credit Agreement as amended by this Agreement, (ii) all Debt of U.S. Delivery Systems, Inc. owing to Texas Commerce Bank is paid, (iii) after giving effect thereto the Company shall be in compliance with all provisions of the Credit Agreement , (iv) U.S. Delivery Systems, Inc. shall be a "Subsidiary" under the Subordinated Indenture, and (v) the Administrative Agent shall have received an opinion of outside counsel to the Company relating to U.S. Delivery Systems, Inc. similar to the opinion delivered in connection with the initial closing of the Credit Agreement in form and substance satisfactory to the Administrative Agent.

     4.2  Cleanup Matters.  Notwithstanding the provisions of the Credit
          ---------------
Agreement

          (a) with respect to Permitted Acquisitions occurring prior to the First Amendment Effective Date, the Company shall have 60 days from the First Amendment Effective Date to comply with the provisions of clause
                                                                     ------
     (a)(ii) of the second paragraph of Section 10.20 of the Credit Agreement,
     -------
     as amended hereby (and no asset shall be excluded from the Borrowing Base solely because of the failure to comply therewith during such 60 day period); and

          (b) with respect to the acquisitions listed on Exhibit H hereto and CE
                                                         ---------
     Miami Real Estate, Inc., the Company shall have seven Business Days after the First Amendment Effective Date to comply with the provisions of clause
                                                                         ------
     (b) of the second paragraph of Section 10.20 of the Credit Agreement, as
     ---
     amended hereby, and any required UCC financing statements shall also be filed within such time period.



     4.3  De Minimus Inventory Locations.  Notwithstanding the other provisions
          ------------------------------
of the Loan Documents, the Company and its Restricted Subsidiaries shall not be required to execute or file UCC financing statements with respect to Inventory in any jurisdiction that is not the chief executive office of any such Person if the book value of the Inventory located in such jurisdiction determined on a FIFO basis is less than $100,000; provided that the book value for Inventory
                                  --------
determined on a FIFO basis located in all such jurisdictions in which UCC financing statements are not executed and filed shall not at any time exceed $1,000,000; provided, further, Inventory located at any such location shall not
            --------  -------
be Eligible Inventory for purpose of calculating the Borrowing Base.

     4.4  Blocked Accounts.  The Company and its Restricted Subsidiaries shall
          ----------------
not be required to obtain a Blocked Account Agreement with respect to any deposit account if the bank at which such deposit account is maintained sweeps the available balance in such deposit account to the Concentration Account on a daily basis and with respect to accounts opened after the First Amendment Effective Date the Company provides the Administrative Agent with a copy of the letter directing the bank at which such account is maintained to do so.

     SECTION 5 REPRESENTATIONS AND WARRANTIES.  In order to induce the Lenders
               ------------------------------
and the Agents to execute and deliver this Agreement, the Company hereby represents and warrants to each Lender and to each Agent that:

          (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Agreement,

          (b) the warranties of the Company contained in Section 9 of the Credit Agreement (excluding Section 9.19) are true and correct as of the date hereof, with the same effect as though made on such date; provided that (a)
                                                               --------
     with respect to clause (a) of Section 9.4 the reference to "February 28, 1993" therein shall instead be a reference to "February 28, 1995" and the reference to "November 30, 1993" therein shall instead be a reference to "November 25, 1995", and (b) with respect to clause (c) of Section 9.4 the reference to "dated February 7, 1994 copies of which have been delivered to each Lender" therein shall instead read "delivered to the Administrative Agent under a cover letter of May 9, 1994".

          (c) since the date of the financial statements dated November 11, 1995, no event has occurred that may have a Material Adverse Effect, and

          (d) the preliminary consolidated financial statements for the year ended February 28, 1996 provided by the Company to the Administrative Agent under a cover letter dated May 9, 1996 were prepared in accordance with generally accepted accounting principles consistently applied and, to the best of the Company's knowledge, are true and correct in all material respects and present fairly the consolidated financial condition of the Company and its Subsidiaries at such date and the results of their operations for such period, subject only to normal audit adjustments; and

          (e) Exhibit D hereto contains the information with respect to each
              ---------
     Guarantor that would be required to be included on such Schedules I, II and III to the Security Agreement if the Security Agreement was entered into by each Guarantor as of the First Amendment Effective Date;

          (f) Exhibit E hereto contains a list of all deposit accounts of the
              ---------
     Company and its Restricted Subsidiaries and there is a Blocked Account Agreement in effect for each such deposit account unless (i) the available balances on deposit in such account are swept to the Concentration Account on a daily basis or (ii) a Blocked Account Agreement would not have been required for such deposit account pursuant to the Credit Agreement before giving effect to this Agreement.

     SECTION 6 CONDITIONS TO EFFECTIVENESS.  The amendments set forth in
               ---------------------------
Sections 3, 4 and 5 hereof shall become effective on the date (the "First
- ----------  -     -                                                 -----
Amendment Effective Date") when all of the following conditions precedent have
- ------------------------
been satisfied:

     6.1  Documents.  The Administrative Agent shall have received all of the
          ---------
following, each in form and substance satisfactory to the Administrative Agent:

          (a) counterparts of this Agreement executed by all of the parties hereto;

          (b) a Note issued by the Company to Bank of America Illinois substantially in the form of Exhibit F attached hereto;
                                  ---------

          (c) a letter executed by each Guarantor substantially in the form of

     Exhibit G hereto (the "Consent of Guarantors");
     ---------              ---------------------

          (d) certified copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery by the Company of its obligations under the Credit Agreement as amended by this Agreement;

          (e) certified copies of the resolutions of the Board of Directors of each Guarantor authorizing or ratifying the execution and delivery of the Consent of Guarantors and the performance of each Guarantor of the Guaranty and the other Collateral Documents to which it is a party;

          (f) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers authorized to sign this Agreement, together with a sample of the true signature of each such officer;

          (g) a certificate of the Secretary or an Assistant Secretary of each Guarantor certifying the names of the officer or officers authorized to sign the Consent of Guarantors, together with a sample of the true signatures of each such officer;

          (h) an opinion of counsel Ballard, Spahr, Andrews and Ingersoll in substantially the form delivered in connection with the initial closing of the Credit Agreement;

          (i) a certificate of an authorized officer of the Company as to satisfaction of the conditions set forth in Sections 6.2 and 6.3 of this
                                                 ------------     ---
     Agreement;

          (j) a Borrowing Base Certificate as of a recent date acceptable to the Administrative Agent signed by the chief executive officer, the chief financial officer, the chief operating officer or the controller of the Company;

          (k) an executed copy of the letter agreement between the Company and Bank of America dated as of an even date herewith relating to fees; and

          (l) such other documents as any Agent or any Lender may reasonably request.

     6.2  Representations and Warranties.  The representations and warranties
          ------------------------------
contained in Section 5 hereof shall be true and correct with the same effect as
             ---------
if made on such day.

     6.3  Compliance with Section 10.20.  The Company shall be in compliance
          -----------------------------
with Section 10.20 of the Credit Agreement, as modified by Section 4 hereof.
     -------------                                         ---------

     6.4  Payment of Outstanding Interest and Fees.  The Company shall have paid
          ----------------------------------------
to Sanwa Business Credit Corporation in its capacity as the original Administrative Agent all interest and fees which have accrued under the Credit Agreement as of such date and all expenses that are included in the Payoff Amount under the Assignment and Acceptance Agreement relating to the Credit Agreement dated as of an even date herewith.

     6.5  Fee Letter.  The Company shall have paid to Bank of America those fees
          ----------
due under the letter agreement between the Company and Bank of America dated as of an even date herewith.

     SECTION 7 GENERAL.

     7.1  Reaffirmation of Loan Documents.  From and after the date hereof, each
          -------------------------------
reference that appears in any other Loan Document to the Credit Agreement shall be deemed to be a reference to the Credit Agreement as amended hereby. As amended hereby, the Credit Agreement is hereby reaffirmed, approved and confirmed in every respect, and shall remain in full force and effect.

     7.2  Counterparts; Effectiveness.  This Agreement may be executed by the
          ---------------------------
parties hereto in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     7.3  Computation of Interest and Fees.  Any amendments herein to the
          --------------------------------
interest rates or rates at which fees accrue under the Credit Agreement shall not affect the interests or fees that accrued prior to the First Amendment Effective Date.

     7.4  Governing Law; Entire Agreement.  THIS AGREEMENT SHALL BE DEEMED TO BE
          -------------------------------
A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. THIS AGREEMENT CONSTITUTES THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR AGREEMENTS WITH RESPECT THERETO.

     7.5  Senior Debt.  The Company agrees that the Revolving Loans and the
          -----------
other obligations of the Company under or in connection with the Loan Documents shall be "Senior Debt" for purposes of the Subordinated Indenture.

     7.6  Loan Document.  This Agreement is a Loan Document.
          -------------

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                    CORPORATE EXPRESS, INC.


                                    By:     /s/ Sam Leno
                                       --------------------------
                                    Title: Executive Vice President


                                    BANK OF AMERICA ILLINOIS,
                                      as Managing Agent,
                                      Administrative Agent and
                                      Documentation/Syndication
                                      Agent


                                    By:     /s/ Kevin Leader
                                       --------------------------
                                    Title:  Vice President


                                    BANK OF AMERICA ILLINOIS,
                                      as Lender and as Issuing
                                      Bank


                                    By:     /s/ Kevin Leader
                                       --------------------------
                                    Title:  Vice President

                                                                    Exhibit A to
                                                       First Amendment Agreement


                                   SCHEDULE 1

                           COMMITMENT AND PERCENTAGE



                                      Amount of
                                      Revolving
      Name of Lender                 Commitment         Percentage
- --------------------------          -------------       -----------
Bank of America Illinois             $250,000,000          100%

TOTALS:                              $250,000,000          100%
                                     ============


                                      A-1